Exhibit 99.3

Media Inquiries:	Investor Inquiries:
W. Scott Horne	Matthew Booher
908-953-3476 (office)	908-953-7500 (office)
horne@avaya.com	mbooher@avaya.com

Frank J.  Fanzilli Elected to Avaya Board of Directors

For Immediate Release:  Monday, July 24, 2006

BASKING RIDGE, N.J. — Frank J. Fanzilli was elected to the Board of Directors of Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services.

Fanzilli spent 18 years at Credit Suisse First Boston (CSFB), where he most recently served as the global chief information officer and managing director until his retirement in 2002.

Fanzilli joined CSFB as an analyst in the Information Services Department and held a variety of positions within information technology (IT).  He led CSFB’s growth in technology and was responsible for a budget exceeding $1.5 billion.  He launched its first global investment banking platform and unified 4,000 IT professionals into a global division.  Prior to joining CSFB, Fanzilli managed systems engineering and software development for Fortune 500 accounts at IBM.

Fanzilli is currently the non-executive Chairman of Interwoven, Inc., a leading provider of enterprise content management software, as well as a director of The Open Source Development Labs and CommVault Systems, Inc.  He also serves as an advisor to several venture capital firms, including Allegis Capital, FOCUS Ventures and Partech International.  He previously served on the board of PeopleSoft, Inc. from 2000 until its sale to Oracle in 2004, as well as the board of nLayers, from that company’s inception in 2003 until its successful sale to EMC in 2006.

A graduate Cum Laude from Fairfield University, he also holds an M.B.A. in Finance from New York University where he graduated with Distinction and was the Marcus Nadler Scholar.  Fanzilli has also completed the Corporate Director Program at Stanford University.

His election is effective August 3, 2006.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

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